Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-256322

June 23, 2022

AMTD Digital Inc.

AMTD Digital Inc., or the Company, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details of this offering. You may obtain these documents and other documents that the Company has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by contacting AMTD Global Markets Limited, at 23/F Nexxus Building, 41 Connaught Road Central, Hong Kong, Attention: ECM Department, by calling +852 3163-3288, or via email: ibd.project.genesis3@amtdglobalmarkets.com, Maxim Group LLC, at 300 Park Avenue, 16th Floor, New York, NY 10022, U.S.A., Attention: Clifford A. Teller, by calling +1 (212) 895-3745, or via email: ecitarrella@maximgrp.com, or Livermore Holdings Limited, at Unit 1214A, 12/F, Tower II Cheung Sha Wan Plaza, 833 Cheung Sha Wan Road, Kowloon, Hong Kong, Attention: ECM Department, by calling +852 3704-9511, or via email: project@livermore.com.hk. You may also access the Company’s most recent prospectus dated June 23, 2022, which was included in Amendment No. 14 to the Company’s registration statement on Form F-1, as filed with the SEC via EDGAR on June 23, 2022, or Amendment No. 14, by visiting EDGAR on the SEC website at: http://www.sec.gov/Archives/edgar/data/0001809691/000119312522180152/d943653df1a.htm.

This free writing prospectus reflects the following amendments that were made in Amendment No. 14. All references to page numbers are to page numbers in Amendment No. 14.

(1) Amend the tenth paragraph on the front cover of the prospectus to read as follows :

As of the date of this prospectus, we do not have any material operation or maintain any office or personnel in Mainland China. We have not collected, stored, or managed any personal information in Mainland China. In addition, we plan to emphasize Southeast Asia as our core future area of growth. As such, we believe we are not required to obtain any permission from PRC authorities to operate and issue our ADSs to foreign investors as of the date of this prospectus, including permissions from the CSRC or CAC. If (i) we do not receive or maintain any permission or approval required of us, (ii) we inadvertently concluded that certain permissions or approvals have been acquired or are not required, or (iii) applicable laws, regulations, or interpretations thereof change and we become subject to the requirement of additional permissions or approvals in the future, we may have to expend significant time and costs to procure them. If we are unable to do so, on commercially reasonable terms, in a timely manner or otherwise, we may become subject to sanctions imposed by the PRC regulatory authorities, which could include fines and penalties, proceedings against us, and other forms of sanctions, and our ability to conduct our business, invest into Mainland China as foreign investments or accept foreign investments, or list on a U.S. or other overseas exchange may be restricted, and our business, reputation, financial condition, and results of operations may be materially and adversely affected. See also “Risk Factors—Risks Relating to Doing Business in Mainland China and Hong Kong—The PRC government’s significant authority to intervene in or influence the Mainland China operations of an offshore holding company at any time could limit our ability to transfer or use our cash outside of China, and could otherwise result in a material adverse change to our business operations, including our Hong Kong operations and cause the ADSs to significantly decline in value or become worthless” and “Risk Factors—Risks Relating to Doing Business in Mainland China and Hong Kong—Uncertainties arising from the legal system in Mainland China, including uncertainties regarding the interpretation and enforcement of laws in Mainland China and the possibility that regulations and rules can change quickly with little advance notice, could hinder our ability to offer or continue to offer the ADSs, result in a material adverse change to our business operations, and damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause the ADSs to significantly decline in value or become worthless.”

(2) Amend the paragraph under the heading of “Permissions Required from the PRC Authorities for Our Operations” on pages 10–11 to read as follows:

As of the date of this prospectus, we do not have any material operation or maintain any office or personnel in Mainland China. We have not collected, stored, or managed any personal information in Mainland China. In addition, we plan to emphasize Southeast Asia as our core future area of growth. As such, we believe that, based on the advice of Han Kun Law Offices, our PRC counsel, we are not required to obtain any permission from PRC authorities to operate and issue our ADSs to foreign investors as of the date of this prospectus, including permissions from the CSRC or CAC. If (i) we do not receive or maintain any permission or approval required of us, (ii) we inadvertently concluded that certain permissions or approvals have been acquired or are not required, or (iii) applicable laws, regulations, or interpretations thereof change and we become subject to the requirement of additional permissions or approvals in the future, we may have to expend significant time and costs to procure them. If we are unable to do so, on commercially reasonable terms, in a timely manner or otherwise, we may become subject to sanctions imposed by the PRC regulatory authorities, which could include fines and penalties, proceedings against us, and other forms of sanctions, and our ability to conduct our business, invest into Mainland China as foreign investments or accept foreign investments, or list on a U.S. or other overseas exchange may be restricted, and our business, reputation, financial condition, and results of operations may be materially and adversely affected. See also “Risk Factors—Risks Relating to Doing Business in Mainland China and Hong Kong—The PRC government’s significant authority to intervene in or influence the Mainland China operations of an offshore holding company at any time could limit our ability to transfer or use our cash outside of China, and could otherwise result in a material adverse change to our business operations, including our Hong Kong operations and cause the ADSs to significantly decline in value or become worthless” and “Risk Factors—Risks Relating to Doing Business in Mainland China and Hong Kong—Uncertainties arising from the legal system in Mainland China, including uncertainties regarding the interpretation and enforcement of laws in Mainland China and the possibility that regulations and rules can change quickly with little advance notice, could hinder our ability to offer or continue to offer the ADSs, result in a material adverse change to our business operations, and damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause the ADSs to significantly decline in value or become worthless.”

(3) Amend the first bulleted paragraph under the heading of “Risks Relating to Doing Business in Mainland China and Hong Kong” on page 11 to read as follows:

The PRC government’s significant authority to intervene in or influence the Mainland China operations of an offshore holding company at any time could limit our ability to transfer or use our cash outside of China, and otherwise result in material adverse change in our operations and the value of our ADSs.

(4) Amend the last paragraph on page 22 to read as follows:

The PRC government has significant authority to intervene in or influence the Mainland China operations of an offshore holding company at any time, and such oversight may also extend to companies operating in Hong Kong like us. We cannot assure you that the PRC government will not prevent us from transferring the cash we maintain outside of China, or restrict our ability to deploy our cash into business or to pay dividends. We could also be subject to limitations on the transfer or the use of our cash if we expand our business operations into Mainland China or conduct our operations in some other ways such that we become subject to laws in Mainland China that regulate these activities. Any limitation on our ability to transfer or use our cash could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. See Risk Factors—Risks Relating to Doing Business in Mainland China and Hong Kong—The PRC government’s significant authority to intervene in or influence the Mainland China operations of an offshore holding company at any time could limit our ability to transfer or use our cash outside of China, and otherwise result in material adverse change in our operations and the value of our ADSs.

(5) Amend the first risk factor under the heading of “Risk Relating to Doing Business in Mainland China and Hong Kong” on page 23 to read as follows:

The PRC government’s significant authority to intervene in or influence the Mainland China operations of an offshore holding company at any time could limit our ability to transfer or use our cash outside of China, and otherwise result in material adverse change in our operations and the value of our ADSs.

Our business, prospects, financial condition, and results of operations may be influenced to a significant degree by political, economic, and social conditions in China generally. The PRC government has significant authority to intervene in or influence the Mainland China operations of an offshore holding company at any time as the government deems appropriate to advance regulatory and social objectives and policy positions. For instance, the PRC government has recently published new policies that significantly affected certain industries. We cannot assure you that the oversight of the PRC government will not be extended to companies operating in Hong Kong like us or that new policies will not be introduced to regulate our industry. The PRC government may also prevent us from transferring the cash we maintain outside of China, or restrict our ability to deploy our cash into business or to pay dividends. Any such action could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business, and could result in a material adverse change to our business operations, including our Hong Kong operations, our prospects, financial condition, and results of operations, require us to seek additional permission to continue our operations, and damage our reputation, which could cause the ADSs to significantly decline in value or become worthless. See also “—Failure to comply with cybersecurity, data privacy, data protection, or any other laws and regulations related to data may materially and adversely affect our business, financial condition, and results of operations.”

(6) Amend the first paragraph on page 28 to read as follows:

As of the date of this prospectus, we do not have any material operation or maintain any office or personnel in Mainland China. We have not collected, stored, or managed any personal information in Mainland China. In addition, we plan to emphasize Southeast Asia as our core future area of growth. As such, we believe that, based on the advice of Han Kun Law Offices, our PRC counsel, we are not required to obtain any permission from PRC authorities to operate and issue our ADSs to foreign investors as of the date of this prospectus, including permissions from the CSRC or CAC. If (i) we do not receive or maintain any permission or approval required of us, (ii) we inadvertently concluded that certain permissions or approvals have been acquired or are not required, or (iii) applicable laws, regulations, or interpretations thereof change and we become subject to the requirement of additional permissions or approvals in the future, we may have to expend significant time and costs to procure them. If we are unable to do so, on commercially reasonable terms, in a timely manner or otherwise, we may become subject to sanctions imposed by the PRC regulatory authorities, which could include fines and penalties, proceedings against us, and other forms of sanctions, and our ability to conduct our business, invest into Mainland China as foreign investments or accept foreign investments, or list on a U.S. or other overseas exchange may be restricted, and our business, reputation, financial condition, and results of operations may be materially and adversely affected. See also “Risk Factors—Risks Relating to Doing Business in Mainland China and Hong Kong—The PRC government’s significant authority to intervene in or influence the Mainland China operations of an offshore holding company at any time could limit our ability to transfer or use our cash outside of China, and could otherwise result in a material adverse change to our business operations, including our Hong Kong operations and cause the ADSs to significantly decline in value or become worthless” and “Risk Factors— Risks Relating to Doing Business in Mainland China and Hong Kong—Uncertainties arising from the legal system in Mainland China, including uncertainties regarding the interpretation and enforcement of laws in Mainland China and the possibility that regulations and rules can change quickly with little advance notice, could hinder our ability to offer or continue to offer the ADSs, result in a material adverse change to our business operations, and damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause the ADSs to significantly decline in value or become worthless.”

(7) File a representation letter under Item 8.A.4 of Form 20-F as exhibit 99.5.

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